Exhibit 99.1

RLH CORPORATION REPORTS FIRST QUARTER 2018 RESULTS

DENVER, (May 8, 2018) – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a growing hospitality company doing business as RLH Corporation that franchises upscale, midscale and economy hotels, today reported first quarter 2018 results.

First Quarter 2018 Highlights

•	Net income was $7.3 million for the three months ended March 31, 2018 compared to a net loss of $5.3 million in the prior year period. The improvement was primarily attributable to approximately $14 million in gain on sale of assets related to the five hotels sold during the quarter.

•	The Company reported Adjusted EBITDA of $421,000.

•	Six of the 11 hotels owned and identified for disposal by the Company have sold. These sales generated an accounting gain of approximately $16 million and reduced long-term debt by $42 million representing a nearly 60 percent reduction in total RL Venture, LLC debt. The Company has three additional hotels under contract with closings expected in the second and third quarters, subject to normal contingencies.

•	During the first quarter, the company executed 47 new franchise agreements and opened 27 new franchise hotels. Included in these new franchise agreements were 10 full service hotels owned by Inner Circle representing nearly 3,000 rooms in major markets. The Inner Circle franchise agreements have 20-year terms representing significant net present value to the Company.

•	The Company entered a definitive agreement with Wyndham Hotel Group, LLC to acquire the Knights Inn brand, more than 350 franchise agreements and a significant development pipeline. This acquisition is due to close in May and we expect it to bring annualized Adjusted EBITDA of more than $5 million. Despite recent industry transactions being reported at valuation levels of 15 to 17 times EBITDA, the Company negotiated the Knights Inn transaction at a significantly lower EBITDA multiple which the Company expects will allow the acquisition to be immediately accretive to the Company’s earnings and cash flow. The returns to the Knights Inn franchise owners should be meaningfully supplemented by the Company’s industry-leading technology RevPAK and revenue management systems and Hello Rewards guest recognition program.

•	Midscale Franchise RevPAR increased 1.7 percent. Ninety percent of the Company’s franchised hotels have a fixed fee representing an important hedge against an economic downturn and providing stability of its base franchise revenues and cash flow.

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•	The Company focused efforts on rationalizing and reducing the costs of running franchise operations with the goal of increasing its divisional margins in 2018 by more than 400 basis points compared to 2017. These cost rationalization efforts began in November 2017 and are expected to continue throughout 2018. The Company recently announced the upcoming closure of a regional office in Florida. We will consolidate those resources into the Denver office with the objective of improving productivity.

“In the first quarter of 2018 we have made significant progress on our key initiative to sell the majority of our hotels while focusing on the aggressive organic growth of our franchise operations,” said Greg Mount, RLH Corporation President and Chief Executive Officer. “We have also shown our ability to further grow our franchise-focused business model by executing the Inner Circle deal bringing to us 10 valuable long-term full-service franchises in key markets. We also announced the acquisition of the Knights Inn brand which will represent a more than thirty percent increase to our franchise contract base. This acquisition was achieved at a reasonable cost which should allow it to be immediately accretive to our earnings and cash flow.”

Joint Venture Entities

Under generally accepted accounting principles the Company is required to consolidate 100 percent of its joint venture entities’ assets, liabilities and operating results. Although the Company is required to consolidate these entities, its economic share of the joint venture entities is 55 percent, except for Baltimore where its economic share is 73 percent. At the end of the first quarter of 2018, the Company had ownership positions in nine hotels through joint ventures and leased four additional hotels. CBRE has been marketing for sale eleven hotels held by the Company in joint ventures, five of which were sold prior to the end of the first quarter. One additional hotel sold in the second quarter and three other hotels are under contract, with closings expected in the second and third quarters, subject to normal contingencies. Over the course of the next few years the Company’s intention is to continue to reduce its majority real estate ownership.

For the first quarter ended March 31, 2018, the Company’s consolidated Adjusted EBITDA from continuing operations was $421,000. The Company’s EBITDA for the Franchise and Hotel segments were $2.4 million and $1.4 million, respectively. The Company’s joint venture share partners’ pro rata share of this Adjusted EBITDA was $0.5 million.

Balance Sheet

The strength of the Company’s balance sheet will improve as it continues to close on the sales of its hotels and the Company expects to use the resulting cash on its balance sheet to finance a significant portion of the growth of its franchise business. From the six asset sales completed so far in 2018, the Company reduced its long-term debt by $41.9 million and increased its cash reserves by $8 million. RLH Corporation’s pro rata share of the consolidated debt position was $42.8 million and its share of the consolidated cash equivalents balance was $21.3 million, resulting in $21.5 million of net debt as of March 31, 2018.

2018 Expectations

In 2018, the anticipated sales of hotels will reduce the Company Hotel divisional profitability. As the sales are closed, the Company will disclose the material terms of each transaction in its 8K filings including the historical Adjusted EBITDA relating to the hotels sold. Due to the inability to

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predict the timing of the hotel sales, guidance for the 2018 fiscal year will concentrate on the Company’s Franchise business, which will represent the majority of the ongoing future earnings of the Company.

Franchise Division:

•	2018 midscale system-wide RevPAR expected to increase 1 percent to 3 percent year- over-year.

•	Franchise divisional profit expected to be between $18 million and $19 million.

•	The Franchise divisional profit margin is expected to increase from 28.3 percent in 2017 to between 32 percent and 34 percent.

•	In 2018, the Company has sold six hotels and entered six new franchise agreements with the sold hotels. These six franchise contracts are expected to generate franchise fee revenues of $500 thousand to $600 thousand over the remainder of 2018.

•	General and administrative expenses are expected to be $16.2 million to $16.5 million.

•	With the change in focus from hotel ownership to franchising, the Company expects to reduce costs of $4 million to $5 million for 2018 and these cost reduction efforts will be ongoing.

•	The Company expects to execute between 150 and 200 license agreements in 2018 excluding the acquisition of Knights Inn.

Hotel Division:

•	The aggregate Adjusted EBITDA contribution for the five hotels currently being marketed for sale was $11.4 million for 2017 and $1.1 million for the first quarter of 2018. The 2018 Adjusted EBITDA for each of these five hotels will accrue through the dates of each of the respective hotel sales.

•	The 2018 Adjusted EBITDA for the six hotels sold to date in 2018 was $0.2 million through the dates of their respective sales. The Adjusted EBITDA for these six hotels was $5.4 million for fiscal 2017.

•	Adjusted EBITDA for the leasehold interests (Anaheim, SeaTac, Spokane and Kalispell) and the three hotels not currently being marketed for sale (Washington DC, Baltimore and Atlanta) are expected to generate $7 million of Adjusted EBITDA in 2018.

Conference Call Information

RLH Corporation will conduct a conference call on Tuesday, May 8 at 5:00 p.m. Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Chief Financial Officer Doug Ludwig.

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To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 8:00 p.m. Eastern Time on May 8, 2018 through May 24, 2018, at (877) 660-6853 or (International) (201) 612-7415, using access code 13678805. The replay will also be available shortly after the call on the Company’s website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2016, and in other documents filed by the Company with the Securities and Exchange Commission.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Aaron Howard

Senior Vice President, Financial Planning & Analysis

O: 509-777-6227

investorrelations@rlhco.com

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Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com

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RED LION HOTELS CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except footnote and per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Company operated hotels	$22,003	$24,696
Other revenues from managed properties	893	926
Franchised hotels	10,123	10,904
Other	20	55

Total revenues	33,039	36,581

Operating expenses:
Company operated hotels	19,547	21,478
Other costs from managed properties	893	926
Franchised hotels	7,901	8,532
Other	(7)	4
Depreciation and amortization	4,392	4,510
Hotel facility and land lease	1,204	1,201
Gain on asset dispositions, net	(14,043)	(119)
General and administrative expenses	3,486	3,659
Acquisition and integration costs	104	(175)

Total operating expenses	23,477	40,016

Operating income (loss)	9,562	(3,435)

Other income (expense):
Interest expense	(2,247)	(1,958)
Other income (loss), net	158	175

Total other income (expense)	(2,089)	(1,783)

Income (loss) from continuing operations before taxes	7,473	(5,218)
Income tax expense	135	77

Net income (loss) from continuing operations	7,338	(5,295)

Discontinued operations:
Income from discontinued business unit, net of income tax expense of $90	—	172

Net income (loss)	7,338	(5,123)
Net (income) loss attributable to noncontrolling interest	(4,750)	1,519

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$2,588	$(3,604)

RED LION HOTELS CORPORATION

Consolidated Statements of Comprehensive Income (Loss) - Continued

(unaudited)

(In thousands, except footnote and per share data)

	Three Months Ended
	March 31,
	2018	2017
Earnings (loss) per share - basic
Income (loss) from continuing operations attributable to RLH Corporation	$0.11	$(0.16)
Income from discontinued operations	—	0.01

Net income (loss) attributable to RLH Corporation	$0.11	$(0.15)

Earnings (loss) per share - diluted
Income (loss) from continuing operations attributable to RLH Corporation	$0.10	$(0.16)
Income from discontinued operations	—	0.01

Net income (loss) attributable to RLH Corporation	$0.10	$(0.15)

Weighted average shares - basic	24,101	23,469
Weighted average shares - diluted	25,166	23,469

Non-GAAP Financial Measures (1)
EBITDA from continuing operations	$14,112	$1,250
Adjusted EBITDA from continuing operations	$421	$1,172
Adjusted net income (loss)	$(6,353)	$(5,373)

(1)	The definitions of “EBITDA”, “Adjusted EBITDA” and “Adjusted net income (loss)” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures and Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).

RED LION HOTELS CORPORATION

Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$25,426	$32,429
Restricted cash	13,681	12,429
Accounts receivable, net	12,957	13,143
Accounts receivable from related parties	1,870	1,520
Notes receivable, net	1,239	1,098
Inventories	406	443
Prepaid expenses and other	5,911	4,862
Assets held for sale	12,446	34,359

Total current assets	73,936	100,283

Property and equipment, net	155,849	167,938
Goodwill	9,404	9,404
Intangible assets, net	50,255	50,749
Other assets, net	4,858	1,976

Total assets	$294,302	$330,350

LIABILITIES
Current liabilities:
Accounts payable	$5,667	$4,100
Accrued payroll and related benefits	3,113	7,457
Other accrued liabilities	5,551	4,094
Long-term debt, due within one year	33,924	62,914
Contingent consideration for acquisition due to related party, due within one year	5,446	9,289

Total current liabilities	53,701	87,854

Long-term debt, due after one year, net of debt issuance costs	39,593	48,483
Deferred income and other long-term liabilities	1,407	1,554
Deferred income taxes	2,301	2,219

Total liabilities	97,002	140,110

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 24,125,600 and 23,651,212 shares issued and outstanding	241	237
Additional paid-in capital, common stock	178,318	178,028
Accumulated deficit	(13,390)	(15,406)

Total RLH Corporation stockholders’ equity	165,169	162,859
Noncontrolling interest	32,131	27,381

Total stockholders’ equity	197,300	190,240

Total liabilities and stockholders’ equity	$294,302	$330,350

RED LION HOTELS CORPORATION

Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income (loss)	$7,338	$(5,123)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,392	4,543
Amortization of debt issuance costs	592	297
Gain on disposition of property, equipment and other assets, net	(14,043)	(119)
Deferred income taxes	82	113
Stock based compensation expense	640	696
Provision for doubtful accounts	235	235
Fair value adjustments to contingent consideration	157	(234)
Change in current assets and liabilities:
Accounts receivable, net	(442)	(3,011)
Notes receivable, net	(6)	(36)
Inventories	(22)	—
Prepaid expenses and other	(4,662)	(1,247)
Accounts payable	1,807	(78)
Other accrued liabilities	(2,836)	(9)

Net cash used in operating activities	(6,768)	(3,973)

Investing activities:
Capital expenditures	(1,692)	(3,043)
Contingent consideration paid for Vantage acquisition	(4,000)	—
Net proceeds from disposition of property and equipment	45,662	—
Collection of notes receivable related to property sales	—	200
Advances on notes receivable	(135)	(154)

Net cash provided by (used in) investing activities	39,835	(2,997)

Financing activities:
Borrowings on long-term debt	—	2,232
Repayment of long-term debt	(38,472)	(306)
Debt issuance costs	—	(22)
Stock-based compensation awards canceled to settle employee tax withholding	(440)	(224)
Stock option and stock purchase plan issuances, net	94	69

Net cash provided by (used in) financing activities	(38,818)	1,749

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,751)	(5,221)
Cash, cash equivalents and restricted cash at beginning of period	44,858	47,609

Cash, cash equivalents and restricted cash at end of period	$39,107	$42,388

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Franchised		Company Operated		Total Systemwide
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2018	1,061	65,200	21	4,300	1,082	69,500
Newly opened properties	22	2,200	—	—	22	2,200
Terminated properties(1)	(34)	(3,200)	—	—	(34)	(3,200)
Change from company operated to franchised	5	1,000	(5)	(1,000)	—	—

Ending quantity, March 31, 2018	1,054	65,200	16	3,300	1,070	68,500

Executed franchise license and management agreements, three months ended March 31, 2018:
New franchise / management agreements	26	3,500	—	—	26	3,500
Renewals / changes of ownership	16	1,000	—	—	16	1,000
Change from company operated to franchised	5	1,000	(5)	(1,000)	—	—

Total executed franchise license and management agreements, three months ended March 31, 2018	47	5,500	(5)	(1,000)	42	4,500

(1)	Terminated properties include locations at which we ended our franchise relationship because the hotels did not meet RLH Corporation’s hotel standards. We are focused on maintaining a set of brand standards at all of our locations.

Comparable Hotel Statistics(1)

	For the Three Months Ended March 31,
	2018				2017
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide - Midscale	53.3%		$90.74	$48.39	53.4%	$90.99	$48.64

Change from prior comparative period:	Average Occupancy (2)		ADR (3)	RevPAR (4)
Systemwide - Midscale	(10	) bps	(0.3)%	(0.5)%

(1)	Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.
(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3)	Average daily rate (ADR) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room (RevPAR) represents total room and related revenues divided by total available rooms.

Future midscale franchise segment revenues will generate revenue from franchise fees that are based on a percentage of room revenue, as has been the historical revenue model for the company. Future economy franchise segment revenues will derive primarily from fixed fee arrangements based on hotel room counts. Our franchised economy room count decreased from approximately 54,900 rooms at December 31, 2017 to approximately 53,800 rooms at March 31, 2018, as we continue to focus on eliminating hotels that do not meet RLH Corporation’s hotel standards.

RED LION HOTELS CORPORATION

Comparable Operations and Data From Operations

(unaudited)

(In thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that were operated by the Company for at least one full calendar year as of the beginning of the current year other than hotels for which comparable results were not available. Comparable results excludes five hotels, all of which were sold and converted to franchise agreements in the first quarter of 2018 in RL Venture sales transactions. In addition, we exclude revenue earned and expenses incurred related to our hotel management agreements.

RLH Corporation utilizes these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes the comparable measures are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended March 31,
	2018	2017
Company operated hotel revenue	$22,003	$24,696
less: revenue from sold and closed hotels	(2,957)	(5,573)
less: revenue from hotels without comparable results	—	—
less: revenue from managed properties	(213)	(201)

Comparable company operated hotel revenue	$18,833	$18,922

Company operated hotel operating expenses	$19,547	$21,478
less: operating expenses from sold and closed hotels	(3,125)	(5,278)
less: operating expenses from hotels without comparable results	—	—
less: operating expenses from managed properties	(165)	(150)

Comparable company operated hotel operating expenses	$16,257	$16,050

Company operated hotel direct operating profit	$2,456	$3,218
less: operating profit from sold and closed hotels	168	(295)
less: operating profit from hotels without comparable results	—	—
less: operating profit from managed properties	(48)	(51)

Comparable company operated hotel direct operating profit	$2,576	$2,872

Comparable company operated hotel direct operating margin %	13.7%	15.2%

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(In thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments and discontinued operations, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA and Adjusted net income (loss) differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$7,338	$(5,123)
Depreciation and amortization	4,392	4,510
Interest expense	2,247	1,958
Income tax expense	135	77
Net income from discontinued operations (4)	—	(172)

EBITDA from continuing operations	14,112	1,250
Acquisition and integration costs (1)	104	(175)
Employee separation and transition costs (2)	131	97
Gain on asset dispositions (3)	(13,926)	—

Adjusted EBITDA from continuing operations	421	1,172
Net income from discontinued operations (4)	—	172
Depreciation and amortization of discontinued operations	—	33
Income tax expense (benefit) from discontinued operations	—	90

Adjusted EBITDA from discontinued operations	—	295

Adjusted EBITDA from continuing & discontinued operations	421	1,467
Adjusted EBITDA attributable to noncontrolling interests	(453)	(671)

Adjusted EBITDA attributable to RLH Corporation	$(32)	$796

(1)	Net expenses for 2018 and 2017 are associated with the Vantage acquisition. All acquisition costs and changes in the fair value and probability of contingent consideration are included within Acquisition and integration costs on the Condensed Consolidated Statements of Comprehensive Income (Loss).
(2)	The costs recognized in 2018 relate to employee separation, and the costs recognized in 2017 consisted of legal and consulting services associated with the CFO transition.

(3)	On October 5, 2017, we announced that we would be marketing for sale 11 of our owned hotels while working to retain franchise agreements on these assets. In February 2018, five of the RL Venture properties were sold for a gain.
(4)	On October 3, 2017, the Company completed the sale of its entertainment segment. Based on this sale, the results of operations of the entertainment segment are reported as discontinued operations for all periods presented.

RED LION HOTELS CORPORATION

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(unaudited)

(In thousands, except per share data)

The following is a reconciliation of adjusted net income (loss) to net income (loss) for the periods presented:

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$7,338	$(5,123)
Acquisition and integration costs (1)	104	(175)
Employee separation and transition costs (2)	131	97
Gain on asset dispositions (3)	(13,926)	—
Net income from discontinued operations (4)	—	(172)

Adjusted net income (loss)	$(6,353)	$(5,373)

Adjusted net income (loss) per share	$(0.26)	$(0.23)
Weighted average shares - basic	24,101	23,469
Weighted average shares - diluted (5)	24,101	23,469

(1)	Net expenses for 2018 and 2017 are associated with the Vantage acquisition. All acquisition costs and changes in the fair value and probability of contingent consideration are included within Acquisition and integration costs on the Condensed Consolidated Statements of Comprehensive Income (Loss).
(2)	The costs recognized in 2018 relate to employee separation, and the costs recognized in 2017 consisted of legal and consulting services associated with the CFO transition.
(3)	On October 5, 2017, we announced that we would be marketing for sale 11 of our owned hotels while working to retain franchise agreements on these assets. In February 2018, five of the RL Venture properties were sold for a gain.
(4)	On October 3, 2017, the Company completed the sale of its entertainment segment. Based on this sale, the results of operations of the entertainment segment are reported as discontinued operations for all periods presented.
(5)	For Adjusted net income (loss) per share for the three months ended March 31, 2018, weighted average diluted shares was equal to weighted average basic shares due to the Adjusted net loss incurred for the period. Because Acquisition and integration costs (which includes the share component of the change in fair value of the Vantage contingent consideration) was added back to calculate Adjusted net income (loss) for the period, the 276,000 weighted average shares associated with the Vantage contingent consideration would be antidilutive and are therefore excluded from weighted average diluted shares.